NAME OF REGISTRANT
Franklin Gold and Precious Metals Fund
File No. 811-1700

EXHIBIT ITEM No. 77M:	Mergers

Pursuant to an Agreement and Plan of
Reorganization, the Franklin Gold Fund,
a corporation created under
the laws of the State of California,
will convey, transfer and deliver to the Franklin Gold and Precious Metals Fund, a business trust created under the laws of the State of Delaware at the closing provided for in Section 2 (hereinafter referred to as the "Closing") all of its then-existing assets. The
Agreement and Plan of Reorganization was made on April 6, 2000 and can be found in full, with exhibit No. 77q(g).
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